EXHIBIT 4.3

FIRST SUPPLEMENTAL INDENTURE

between

INTERPOOL, INC.

and

THE BANK OF NEW YORK

Dated as of ___________, 2002

__________________________________________________________

9.25% CONVERTIBLE REDEEMABLE

JUNIOR SUBORDINATED
DEBENTURES DUE 2022

TABLE OF CONTENTS

Page

ARTICLE I	DEFINITIONS	2

SECTION 1.1	Definition of Terms	2

ARTICLE II	GENERAL TERMS AND CONDITIONS OF THE DEBENTURES	4

SECTION 2.1	Designation and Principal Amount	4
SECTION 2.2	Maturity	4
SECTION 2.3	Form and Payment	4
SECTION 2.4	Interest	4
SECTION 2.5	Defaulted Interest	5

ARTICLE III	REDEMPTION OF THE DEBENTURES	6

SECTION 3.1	Mandatory Redemption	6
SECTION 3.2	Optional Redemption by Company	6
SECTION 3.3	Special Redemption	6
SECTION 3.4	No Sinking Fund	7

ARTICLE IV	CONVERSION OF THE DEBENTURES	7

SECTION 4.1	Conversion Right	7
SECTION 4.2	Conversion Procedures	8
SECTION 4.3	Conversion Price Adjustment	9
SECTION 4.4	Notice of Adjustments of Conversion Price	10

ARTICLE V	EXTENSION OF INTEREST PAYMENT PERIOD	10

SECTION 5.1	Extension of Interest Payment Period	10
SECTION 5.2	Notice of Extension	11

ARTICLE VI	EXPENSES	11

SECTION 6.1	Payment of Expenses	11
SECTION 6.2	Payment Upon Resignation or Removal	12

ARTICLE VII	FORM OF DEBENTURE	12

SECTION 7.1	Form of Debenture	12

ARTICLE VIII	ORIGINAL ISSUE OF DEBENTURES	21

SECTION 8.1	Original Issue of Debentures	21

ARTICLE IX	MISCELLANEOUS	21

SECTION 9.1	Ratification of Indenture	21

SECTION 9.2	Trustee Not Responsible for Recitals	22
SECTION 9.3	Governing Law	22
SECTION 9.4	Severability	22
SECTION 9.5	Counterparts	22

FIRST SUPPLEMENTAL INDENTURE

                THIS FIRST SUPPLEMENTAL INDENTURE, dated as of ________, 2002 (the "First Supplemental Indenture"), between INTERPOOL, INC., a Delaware corporation (the "Company"), and THE BANK OF NEW YORK, as trustee (the "Trustee") under the Indenture dated as of ________, 2002 between the Company and the Trustee (the "Indenture").

                WHEREAS, the Company executed and delivered the Indenture to the Trustee to provide for the issuance of the Company's unsecured junior subordinated debentures to be issued from time to time in one or more series as might be determined by the Company under the Indenture, in an unlimited aggregate principal amount which may be authenticated and delivered as provided in the Indenture;

                WHEREAS, pursuant to the terms of the Indenture, the Company desires to provide for the establishment of a series of its securities to be known as its 9.25% Convertible Redeemable Junior Subordinated Debentures due 2022 (the "Debentures"), the form and substance of the Debentures and the terms, provisions and conditions thereof to be set forth as provided in the Indenture and this First Supplemental Indenture;

                WHEREAS, pursuant to the terms of the Company's registration statement on Form S-1 (333-86370) filed with the Securities and Exchange Commission and declared effective on __________, 2002, the Company proposes to offer up to $31,467,850 aggregate principal amount of the Debentures for sale to eligible investors;

                WHEREAS, the Company has requested that the Trustee execute and deliver this First Supplemental Indenture, and all requirements necessary to make this First Supplemental Indenture a valid instrument in accordance with its terms and to make the Debentures, when executed by the Company and authenticated and delivered by the Trustee, the valid obligations of the Company, have been performed, and the execution and delivery of this First Supplemental Indenture have been duly authorized in all respects;

                NOW THEREFORE, in consideration of the purchase and acceptance of the Debentures by the Holders thereof, and for the purpose of setting forth, as provided in the Indenture, the form and substance of the Debentures and the terms, provisions and conditions thereof, the Company covenants and agrees with the Trustee as follows:

ARTICLE I

DEFINITIONS

           SECTION 1.1 Definition of Terms.

                Unless the context otherwise requires:

                (a)  a term defined in the Indenture has the same meaning when used in this First Supplemental Indenture;

                (b)  a term defined anywhere in this First Supplemental Indenture has the same meaning throughout;

                (c)  the singular includes the plural and vice versa;

                (d)  a reference to a Section or Article is to a Section or Article of this First Supplemental Indenture;

                (e)  headings are for convenience of reference only and do not affect interpretation;

                (f)  the following terms have the meanings given to them in this Section 1.1(f):

                "Change of Control" means an event whereby (i) any person or group within the meaning of Section 13(d)(3) of the Exchange Act together with any affiliates and associates of any thereof, other than the Company's existing management group immediately prior to the event, shall beneficially own (within the meaning of Rule 13d-3 under the Exchange Act) at least a majority of the total voting power of all classes of capital stock of the Company entitled to vote generally in the election of directors of the Company, or (ii) the Company is liquidated or dissolved or the stockholders of the Company adopt a plan for the liquidation or dissolution of the Company.

                "Current Market Price" means the average of the daily closing prices for the ten consecutive trading days selected by the Company commencing not more than 20 trading days before, and ending not later than, the earlier of the day in question or, if applicable, the day before the record date with respect to the issuance or distribution in question.

                "Debentures" has the meaning set forth in the recitals.

                "Deferred Interest" shall have the meaning set forth in Section 5.1.

                "Definitive Debentures" has the meaning set forth in Section 2.3.

                "Extended Interest Payment Period" shall have the meaning set forth in Section 4.1.

                "Interest Rate" shall have the meaning set forth in Section 2.5 hereof.

                "Investment Company Act Event" means the receipt by the Company and the Trust of an opinion of counsel experienced in practice under the Investment Company Act of 1940, as amended (the "1940 Act"), to the effect that, as a result of the occurrence of a change in law or regulation or change in interpretation or application of law or regulation by any legislative body, court, governmental agency or regulatory authority (a "Change in 1940 Act Law"), there is more than an insubstantial risk that the Trust is or will be considered an "investment company" that is required to be registered under the 1940 Act, which Change in 1940 Act Law becomes effective on or after January 27, 1997.

                "Mandatory Redemption Purchase Price" means 100% of the principal amount, plus accrued and unpaid interest, if any, on the repurchase date.

                "Maturity Date" has the meaning set forth in Section 2.2.

                "Maturity Repayment Price" means the price, at the Maturity Date, equal to the principal amount of, plus accrued interest on, the Debentures.

                "Optional Redemption" means redemption of the Debentures at the option of the Company in whole or in part at any time on or after the third anniversary of the date of issue pursuant to Section 3.2.

                "Optional Redemption Price" shall have the meaning set forth in Section 3.2.

ARTICLE II

GENERAL TERMS AND CONDITIONS OF THE DEBENTURES

           SECTION 2.1 Designation; Principal Amount and Denomination. There is hereby authorized a series of Securities designated the 9.25% Convertible Redeemable Junior Subordinated Debentures due 2022, limited in aggregate principal amount to $31,467,850; the amount of such series shall be as set forth in any written order of the Company for the authentication and delivery of Debentures of such series pursuant to Section 2.04 of the Indenture. The Debentures shall be issued in denominations of $25 or any multiples thereof.

           SECTION 2.2 Maturity. The Maturity Date is ______________, 2022.

           SECTION 2.3 Form and Payment.

                The Debentures shall be issued in fully registered certificated form without interest coupons ("Definitive Debentures"). Principal and interest on the Debentures will be payable, the transfer of such Debentures will be registrable and such Debentures will be exchangeable for Debentures bearing identical terms and provisions at the office or agency of the Trustee in ______________ or at the office of such Paying Agent or Paying Agents as the Company may designate from time to time; provided, however, that, at the option of the Company payment of interest may be made by check mailed to the Holder at such address as shall appear in the security register for the Debentures maintained pursuant to Section 2.07 of the Indenture.

           SECTION 2.4 Interest.

                (a)  Each Debenture will bear interest at the rate of 9.25% per annum (the "Interest Rate") from the date of issuance until the principal thereof becomes due and payable, and on any overdue principal and (to the extent that payment of such interest is enforceable under applicable law) on any overdue installment of interest at the Interest Rate, compounded monthly, payable (subject to the provisions of Article IV) monthly in arrears on the first day of each calendar month (each, an "Interest Payment Date"), commencing on the first day of the month following issuance to the Person in whose name such Debenture is registered, at the close of business on the 15th day of the month immediately preceding the relevant Interest Payment Date.

                (b)  The amount of interest payable for any period will be computed on the basis of a 360-day year of twelve 30-day months. For periods less than a full month, interest payable shall reflect interest on the Debentures computed on the basis of the actual number of elapsed days based on a 360-day year. In the event that any date on which interest is payable on the Debentures is not a Business Day, then payment of interest payable on such date will be made on the next succeeding day which is a Business Day (and without any interest or other payment in respect of any such delay), in each case with the same force and effect as if made on such date.

           SECTION 2.5 Defaulted Interest.

                Any interest on any Debenture that is payable, but is not punctually paid or duly provided for, on any Interest Payment Date (herein called "Defaulted Interest") shall forthwith cease to be payable to the holder on the relevant regular record date by virtue of having been such holder; and such Defaulted Interest shall be paid by the Company, at its election, as provided in clause (a) or clause (b) below:

(a) The Company may make payment of any Defaulted Interest on Debentures to the Persons in whose names such Debentures (or their respective predecessor Debentures) are registered at the close of business on a special record date for the payment of such Defaulted Interest, which shall be fixed in the following manner: the Company shall notify the Trustee in writing of the amount of Defaulted Interest proposed to be paid on each such Debenture and the date of the proposed payment, and at the same time the Company shall deposit with the Trustee an amount of money equal to the aggregate amount proposed to be paid in respect of such Defaulted Interest or shall make arrangements satisfactory to the Trustee for such deposit prior to the date of the proposed payment, such money when deposited to be held in trust for the benefit of the Persons entitled to such Defaulted Interest as in this clause provided. Thereupon the Trustee shall fix a special record date for the payment of such Defaulted Interest which shall not be more than 15 nor less than 10 days prior to the date of the proposed payment and not less than 10 days after the receipt by the Trustee shall promptly notify the Company of such special record date and, in the name and at the expense of the Company, shall cause notice of the proposed payment of such Defaulted Interest and the special record date therefore to be mailed, first class postage prepaid, to each Securityholder at his or her address as it appears in the security register, not less than 10 days prior to such special record date. Notice of the proposed payment of such Defaulted Interest and the special record date therefor having been mailed as aforesaid, such Defaulted Interest shall be paid to the Persons in whose names such Debentures (or their respective predecessor Debentures) are registered on such special record date and shall be no longer payable pursuant to the following clause (b).

(b) The Company may make payment of any Defaulted Interest on any Debentures in any other lawful manner not inconsistent with the requirements of any securities exchange on which such Debentures may be listed, and upon such notice as may be required by such exchange, if, after notice given by the Company to the Trustees of the proposed payment pursuant to this clause, such manner of payment shall be deemed practicable by the Trustee.

ARTICLE III

REDEMPTION OF THE DEBENTURES

           SECTION 3.1 Mandatory Redemption.

                If a Change of Control has occurred, the Company shall, upon not less than 15 days but not more than 60 days notice, repurchase in cash all of the Debentures outstanding within 60 days after such Change of Control at a purchase price equal the Mandatory Redemption Purchase Price.

           SECTION 3.2 Optional Redemption by Company.

                (a)  Subject to the provisions of Article Fourteen of the Indenture, the Company shall have the right to redeem the Debentures, in cash, in whole or in part, at any time and from time to time, on or after the third anniversary of the date of issuance of the Debentures at a redemption price equal to 100% of the outstanding principal amount of the Debentures plus accrued interest thereon to the date of redemption (the "Optional Redemption Price").

           If the Debentures are only partially redeemed pursuant to this Section 3.2, the Debentures will be redeemed pro rata or by lot or by any other method utilized by the Trustee. The Optional Redemption Price shall be paid prior to 2:00 p.m., New York time, on the date of such prepayment, provided that the Company shall deposit with the Trustee an amount sufficient to pay the Optional Redemption Price by 10:00 a.m., New York time, on the date such Optional Redemption Price is to be paid.

           SECTION 3.3 Special Redemption.

                (a)  Subject to the provisions of Article Fourteen of the Indenture, the Company shall have the right, at any time between the fourth anniversary and the fifth anniversary of the issuance of the Debentures, to redeem the Debentures (in whole but not in part) by issuing shares of common stock of the Company, par value $0.001 (the "Common Stock"), having an aggregate value equal to 100% of the principal amount of the outstanding Debentures, plus accrued but unpaid interest thereon to the date of redemption (the "Special Redemption Price"), provided that the average closing price of the Common Stock for any period of 5 consecutive trading days is equal to or greater than the [greater of (a) $25.50 per share of Common Stock or (b) 140% of the average closing price of the Common Stock for the five consecutive trading days ending on the Expiration Date].

                (b)  The Special Redemption Price will be subject to adjustment upon the happening of certain events, including: (1) the issuance of shares of Common Stock as a dividend or a distribution with respect to Common Stock, (2) subdivisions, combinations and reclassification of Common Stock, (3) the issuance to all holders of Common Stock of rights or warrants entitling them to subscribe for shares of Common Stock at less than the then Current Market Price of the Common Stock, (4) the distribution to holders of Common Stock of evidences of indebtedness of the Company, securities or capital stock, cash or assets (including securities, but excluding those rights, warrants, dividends and distributions referred to above and dividends and distributions paid exclusively in cash).

                No adjustment of the Special Redemption Price will be made upon the issuance of any shares of Common Stock pursuant to any present or future plan providing for the reinvestment of dividends or interest payable on securities of the Company and the investment of additional optional amounts in shares of Common Stock under any such plan. No adjustment in the Special Redemption Price will be required unless adjustment would require a change of at least 1% in the price then in effect; provided, however, that any adjustment that would not be required to be made shall be carried forward and taken into account in any subsequent adjustment. If any event would require adjustment of the Special Redemption Price pursuant to more than one of the provisions described above, only one adjustment shall be made and such adjustment shall be the amount of adjustment that has the highest absolute value to the holder of the Debentures.

                (c)  Common stock issued in a Special Redemption will be deemed to have a value of the Special Redemption Price per share. The Company will give notice of a special redemption to holders of the Debentures within 5 business days following the end of such a 5 consecutive trading day period and the special redemption shall take effect not less than fifteen (15) days but not more than sixty (60) days thereafter. Holders of the Debentures will be able to exercise their conversion rights until 5:00 p.m., New York City time, the day before a special redemption takes effect.

           SECTION 3.4 No Sinking Fund.

                The Debentures are not entitled to the benefit of any sinking fund.

ARTICLE IV

CONVERSION OF THE DEBENTURES

           SECTION 4.1 Conversion Right. The principal and accrued interest on the Debentures will be convertible into Common Stock of the Company at the option of the holders of the Debentures at any time prior to 5:00 P.M., New York City time, on the Business Day immediately preceding the date of repayment of such Debentures, whether at maturity or upon redemption, at the option of each holder thereof and in the manner described below, into fully paid and nonassessable shares of Common Stock at an initial conversion price per share equal to [the greater of (a) $25.00 or (b) 135% of the average closing price of our common stock for the five consecutive trading days ending on the Expiration Date] (the "Conversion Price"), subject to adjustment as described in Section 4.2. A Holder of Debentures may convert any portion of the principal amount of the Debentures into that number of fully paid and nonassessable shares of Common Stock (calculated as to each conversion to the nearest 1/100th of a share) obtained by dividing the principal amount and accrued interest of the Debentures to be converted by such Conversion Price. In case a Debenture or portion thereof is called for redemption, such conversion right in respect of the Debentures or portion so called shall expire at 5:00 p.m. (New York City time) on the Business Day immediately preceding the corresponding redemption date, unless the Company defaults in making the payment due upon redemption.

           SECTION 4.2 Conversion Procedures.

                (a)  In order to convert all or a portion of the Debentures, the Holder thereof shall deliver to the Trustee, as conversion Agent, an irrevocable Notice of Conversion setting forth the principal amount and accrued interest of Debentures to be converted, together with the name or names, if other than the Holder, in which the shares of Common Stock should be issued upon conversion and, surrender to the Conversion Agent the Debentures to be converted, duly endorsed or assigned to the Company or in blank. Upon surrender of a Debenture for conversion, the Trustee, as conversion agent, will convert such Debentures to Common Stock on behalf of such holder. The delivery to the holders of the Debentures of the fixed number of shares of Common Stock into which the Debentures are convertible (together with the cash payment if any, in lieu of fractional shares) will be deemed to satisfy the Company's obligation to pay the principal amount of the Debentures so converted, and the accrued and unpaid interest thereon attributable to the period from the last date to which interest has been paid or duly provided for; provided, however, that if any Debenture is converted after a record date for payment of interest, the interest payable on the related interest payment date with respect to such Debenture shall be paid to the holder of such Debentures on the record date despite such conversion; provided, further that if any Debentures are delivered for conversion during an Extension Period, the Company shall be required to pay to such holders all accrued and unpaid interest, if any, relating to such Debentures through the date of conversion which amount shall be distributed to the holders of the Debentures.

                (b)  Each conversion shall be deemed to have been effected immediately prior to 5:00 p.m. (New York City time) on the day on which the Notice of Conversion was received (the "Conversion Date') by the Trustee, as conversion agent, from the Holder or from a holder of the Debentures effecting a conversion thereof pursuant to its conversion rights under this Indenture. The Person or Persons entitled to receive the Common Stock issuable upon such conversion shall be treated for all purposes as the record holder or holders of such Common Stock as of the Conversion Date. As promptly as practicable on or after the Conversion Date, the Company shall issue and deliver at the office of the Trustee, as conversion agent, unless otherwise directed by the Holder in the Notice of Conversion, a certificate or certificates for the number of full shares of Common Stock issuable upon such conversion, together with the cash payment, if any, in lieu of any fraction of any share to the Person or Persons entitled to receive the same. The Trustee, as conversion agent shall deliver such certificate or certificates to such Person or Persons.

                (c)  Common Stock issued upon conversion of Debentures will be validly issued, fully paid and nonassessable. No fractional shares of Common Stock will be issued as a result of conversion, but in lieu thereof such fractional interest will be paid by the Company in cash based on the Conversion Price.

                (d)  In the event of the conversion of any Debenture in part only, a new Debenture or Debentures for the unconverted portion thereof will be issued in the name of the Holder thereof upon the cancellation thereof in accordance with the Indenture.

           SECTION 4.3  Conversion Price Adjustment.

                (a)  The Conversion Price will be subject to adjustment upon the happening of certain events, including: (1) the issuance of shares of Common Stock as a dividend or a distribution with respect to Common Stock, (2) subdivisions, combinations and reclassification of Common Stock, (3) the issuance to all holders of Common Stock of rights or warrants entitling them to subscribe for shares of Common Stock at less than the then Current Market Price of the Common Stock, (4) the distribution to holders of Common Stock of evidences of indebtedness of the Company, securities or capital stock, cash or assets (including securities, but excluding those rights, warrants, dividends and distributions referred to above and dividends and distributions paid exclusively in cash).

                The Company from time to time may reduce the Conversion Price of the Debentures by any amount selected by it for any period of at least 20 days, in which case the Company will give at least 15 days' notice of such reduction. The Company may, at its option, make such reductions in the Conversion Price, in addition to those set forth above, as its Board of Directors deems advisable to avoid or diminish any income tax to holders of Common Stock resulting from any dividend or distribution of stock (or rights to acquire stock) or from any event treated as such for income tax purposes.

                No adjustment of the Conversion Price will be made upon the issuance of any shares of Common Stock pursuant to any present or future plan providing for the reinvestment of dividends or interest payable on securities of the Company and the investment of additional optional amounts in shares of Common Stock under any such plan. No adjustment in the Conversion Price will be required unless adjustment would require a change of at least 1% in the price then in effect; provided, however, that any adjustment that would not be required to be made shall be carried forward and taken into account in any subsequent adjustment. If any event would required adjustment of the Conversion Price pursuant to more than one of the provisions described above, only one adjustment shall be made and such adjustment shall be the amount of adjustment that has the highest absolute value to the holder of the Debentures.

                (b)  Notwithstanding the foregoing, in the event that the Company shall be a party to any transaction, including, without limitation, and with certain exceptions,

(i) a recapitalization or reclassification of the common stock of the Company,

(ii) consolidation of the Company with, or merger of the Company into, any other Person, or any merger of another Person into the Company,

(iii) any sale, transfer or lease of all or substantially all of the assets of Company, or

(iv) any sale, transfer or lease of all or substantially all of the assets of Company, orany compulsory share exchange pursuant to which the common stock of the Company is converted into the right to receive other securities, cash or other property (each of the foregoing being referred to as a "Transaction")

                then the holders of Debentures then outstanding shall have the right to convert the Debentures into the kind and amount of securities, cash or other property receivable upon the consummation of such Transaction by a holder of the number of shares of common stock issuable upon conversion of such Debentures immediately prior to such Transaction.

           SECTION 4.4 Notice of Adjustments of Conversion Price.

                Whenever the Conversion Price is adjusted as herein provided:

                (a)  the Company shall compute the adjusted Conversion Price and shall prepare a certificate signed by the Chief Financial Officer or the Treasurer of the Company setting forth the adjusted Conversion Price and showing in reasonable detail the facts upon which such adjustment is based, and such certificate shall forthwith be filed with the Trustee and the transfer agent for the Debentures; and

                (b)  a notice stating the Conversion Price has been adjusted and setting forth the adjusted Conversion Price shall as soon as practicable be mailed by the Company to all record holders of Debentures at their last addresses as they appear upon the stock transfer books of the Company.

ARTICLE V

EXTENSION OF INTEREST PAYMENT PERIOD

           SECTION 5.1 Extension of Interest Payment Period.

                So long as no Event of Default under the Indenture has occurred and is continuing, the Company shall have the right, at any time and from time to time during the term of the Debentures, to defer payments of interest by extending the interest payment period of such Debentures for a period not exceeding 60 consecutive monthly periods (an "Extended Interest Payment Period"), during which Extended Interest Payment Period no interest shall be due and payable; provided that no Extended Interest Payment Period may extend beyond the Maturity Date. To the extent permitted by applicable law, interest, the payment of which has been deferred because of the extension of the interest payment period pursuant to this Section 5.1, will bear interest thereon at the Interest Rate compounded monthly for each monthly period of the Extended Interest Payment Period ("Deferred Interest"). At the end of the Extended Interest Payment Period, the Company shall pay all interest accrued and unpaid on the Debentures, including any Deferred Interest that shall be payable to the holders of the Debentures in whose names the Debentures are registered in the Security Register on the record date with respect to the first Interest Payment Date after the end of the Extended Interest Payment Period. Before the termination of any Extended Interest Payment Period, the Company may further extend such period, provided that such period together with all such further extensions thereof shall not exceed 60 consecutive monthly periods, or extend beyond the Maturity Date of the Debentures. Upon the termination of any Extended Interest Payment Period and the payment of all Deferred Interest then due, the Company may commence a new Extended Interest Payment Period, subject to the foregoing requirements. No interest shall be due and payable during an Extended Interest Payment Period, except at the end thereof, but the Company may prepay at any time all or any portion of the interest accrued during an Extended Interest Payment Period.

           SECTION 5.2 Notice of Extension.

                (a)  At the time the Company selects an Extended Interest Payment Period, the Company shall give the holders of the Debentures and the Trustee written notice of its selection of such Extended Interest Payment Period at least five Business Days before the earlier of (i) the date interest on the Debentures would have been payable except for the election to begin or extend such Extended Interest Payment period or (ii) the date the Company is required to give notice to any securities exchange or to holders of Debentures of the record date or the date such payments are due, but in any event not less than five Business Days prior to such record date.

                (b)  Upon receipt by a Responsible Officer of the Trustee of written notice of an Extended Interest Payment Period, the Trustee shall give notice to the holders at the Company's expense of the Debentures of the Company's election to begin or extend an Extension Period.

                (c)  The monthly period in which any notice is given pursuant to paragraph (b) of this Section 5.2 shall be counted as one of the 60 monthly periods permitted in the maximum Extended Interest Payment Period permitted under Section 5.1.

ARTICLE VI

EXPENSES

           SECTION 6.1 Payment of Expenses.

                In connection with the offering, sale and issuance of the Debentures, the Company, in its capacity as borrower with respect to the Debentures, shall pay all costs and expenses relating to the offering, sale and issuance of the Debentures, including compensation of the Trustee under the Indenture in accordance with the provisions of Section 6.06 of the Indenture.

           SECTION 6.2 Payment Upon Resignation or Removal.

                Upon termination of this First Supplemental Indenture or the Indenture or the removal or resignation of the Trustee, unless otherwise stated, the Company shall pay to the Trustee all amounts accrued to the date of such termination, removal or resignation. The Trustee's rights under Section 6.06 of the Indenture shall survive such termination under this Section.

ARTICLE VII

FORM OF DEBENTURE

           SECTION 7.1 Form of Debenture.

                The Debentures and the Trustee's Certificate of Authentication to be endorsed thereon are to be substantially in the following forms:

(FORM OF FACE OF DEBENTURE)

CUSIP No. ______ __ __

$_______________
No._____________

INTERPOOL, INC.

9.25% CONVERTIBLE REDEEMABLE JUNIOR SUBORDINATED
DEBENTURE DUE 2022

                INTERPOOL, INC., a Delaware corporation (the "Company", which term includes any successor corporation under the Indenture hereinafter referred to), for value received, hereby promises to pay to ______________ or registered assigns, the principal sum of _____________ Dollars ($___________) on __________,2022 (the "Maturity Date"), and to pay interest on said principal sum from the date hereof, or from the most recent interest payment date (each such date, an "Interest Payment Date") to which interest has been paid or duly provided for, monthly (subject to deferral as set forth herein) in arrears on the first day of each calendar month, commencing on the first day of the first calendar month immediately following the date hereof, at the rate of 9.25% per annum until the principal hereof shall have become due and payable, and on any overdue principal and premium, if any, and (without duplication and to the extent that payment of such interest is enforceable under applicable law) on any overdue installment of interest at the same rate per annum compounded monthly. The amount of interest payable on any Interest Payment Date shall be computed on the basis of a 360-day year of twelve 30-day months. For periods less than a full month interest payable shall reflect interest on the Debentures computed on the basis of the actual number of elapsed days based on a 360-day year. In the event that any date on which interest is payable on this Debenture is not a Business Day, then payment of interest payable on such date will be made on the next succeeding day that is a Business Day (and without any interest or other payment in respect of any such delay), in each case with the same force and effect as if made on such date. The interest installment so payable, and punctually paid or duly provided for, on any Interest Payment Date will, as provided in the Indenture, be paid to the person in whose name this Debenture is registered at the close of business on the regular record date for such interest installment, which shall be the close of business on the first day (whether or not such day is a Business Day) of the month in which the relevant Interest Payment Date falls. Any such interest installment not punctually paid or duly provided for shall forthwith cease to be payable to the registered Holders on such regular record date and may be paid to the Person in whose name this Debenture is registered at the close of business on a special record date to be fixed by the Trustee for the payment of such defaulted interest, notice whereof shall be given to the registered holders of this series of Debentures not less than 10 days prior to such special record date, or may be paid at any time in any other lawful manner not inconsistent with the requirements of any securities exchange on which the Debentures may be listed, and upon such notice as may be required by such exchange, all as more fully provided in the Indenture. The principal of (and premium, if any) and the interest on this Debenture shall be payable at the office or agency of the Trustee maintained for that purpose in any coin or currency of the United States of America that at the time of payment is legal tender for payment of public and private debts; provided, however, that, payment of interest may be made at the option of the Company by check mailed to the registered Holder at such address as shall appear in the Security Register.

                The indebtedness evidenced by this Debenture is, to the extent provided in the Indenture, subordinate and junior in right of payment to the prior payment in full of all Senior Indebtedness (as defined in the Indenture) and this Debenture is issued subject to the provisions of the Indenture with respect thereto. Each Holder of this Debenture, by accepting the same, (a) agrees to and shall be bound by such provisions, (b) authorizes and directs the Trustee on his or her behalf to take such action as may be necessary or appropriate to acknowledge or effectuate the subordination so provided and (c) appoints the Trustee his or her attorney-in-fact for any and all such purposes. Each Holder hereof, by his or her acceptance hereof, hereby waives all notice of the acceptance of the subordination provisions contained herein and in the Indenture by each holder of Senior Indebtedness, whether now outstanding or hereafter incurred, and waives reliance by each such holder upon said provisions.

                This Debenture shall not be entitled to any benefit under the Indenture hereinafter referred to, be valid or become obligatory for any purpose until the Certificate of Authentication hereon shall have been signed by or on behalf of the Trustee.

                The provisions of this Debenture are continued on the reverse side hereof and such continued provisions shall for all purposes have the same effect as though fully set forth at this place.

                IN WITNESS WHEREOF, the Company has caused this instrument to be executed in its name by its duly authorized officers.

INTERPOOL, INC. By: ______________________ Name:_____________________ Title:____________________

[Seal]

Attest:

By: ________________________
Name: ______________________
Title: _______________________

(FORM OF CERTIFICATE OF AUTHENTICATION)

CERTIFICATE OF AUTHENTICATION

                This is one of the Securities of the series designated therein referred to in the within-mentioned Indenture.

Dated ______________________	The Bank of New York, as Trustee By Authorized Signatory

(FORM OF REVERSE OF DEBENTURE)

                This Debenture is one of a duly authorized series of Debentures of the Company (herein sometimes referred to as the "Debentures"), specified in the Indenture, all issued or to be issued in one or more series under and pursuant to an Indenture dated as of ___________, 2002, duly executed and delivered between the Company and The Bank of New York, as Trustee (the "Trustee"), as supplemented by the First Supplemental Indenture dated as of ___________, between the Company and the Trustee (the Indenture as so supplemented, the "Indenture"), to which Indenture and all indentures supplemental thereto reference is hereby made for a description of the rights, limitations of rights, obligations, duties and immunities thereunder of the Trustee, the Company and the Holders of the Debentures. By the terms of the Indenture, the Debentures are issuable in series that may vary as to amount, date of maturity, rate of interest and in other respects as provided in the Indenture. This series of Debentures is limited in aggregate principal amount as specified in said First Supplemental Indenture.

                Following the occurrence of a Change of Control, this Debenture will become due and payable, at a redemption price equal to 100% of the outstanding principal amount of the Debentures, plus accrued and unpaid interest thereon to the date of redemption (the "Mandatory Redemption Price"). The Mandatory Redemption Price shall be paid prior to 2:00 p.m., New York time, on the date of such redemption.

                The Company shall have the right to redeem this Debenture at the option of the Company, in whole or in part at any time on or after the third anniversary of the date of issuance of this Debenture (an "Optional Redemption"), at a redemption price equal to 100% of the outstanding principal amount of the Debenture plus accrued and unpaid interest thereon (including Deferred Interest payable in accordance with the terms of the Indenture which are due on or prior to the applicable prepayment date) to the applicable date of redemption (the "Optional Redemption Price").

                Any prepayment pursuant to this paragraph will be made upon not less than 15 days nor more than 60 days notice. If the Debentures are only partially prepaid by the Company pursuant to an Optional Redemption, the Debentures to be redeemed will be selected pro rata or by lot or by any other method utilized by the Trustee.

                Subject to the provisions of Article Fourteen of the Indenture, the Company shall have the right, at any time between the fourth anniversary and the fifth anniversary of the issuance of the Debentures, to redeem the Debentures (in whole but not in part) by issuing shares of common stock of the Company, having an aggregate value equal to 100% of the principal amount of the outstanding Debentures, plus accrued but unpaid interest thereon to the date of redemption (the "Special Redemption Price"), provided that the average closing price of the common stock of the Company for any period of 5 consecutive trading days is equal to or greater than [the greater of (a) $25.50 per share of common stock or (b) 140% of the average closing price of the common stock for the five consecutive trading days ending on the Expiration Date.]

                The Special Redemption Price will be subject to adjustment upon the happening of certain events, including: (1) the issuance of shares of Common Stock as a dividend or a distribution with respect to Common Stock, (2) subdivisions, combinations and reclassification of Common Stock, (3) the issuance to all holders of Common Stock of rights or warrants entitling them to subscribe for shares of Common Stock at less than the then Current Market Price of the Common Stock, (4) the distribution to holders of Common Stock of evidences of indebtedness of the Company, securities or capital stock, cash or assets (including securities, but excluding those rights, warrants, dividends and distributions referred to above and dividends and distributions paid exclusively in cash).

                Common stock issued in a Special Redemption will be deemed to have a value of the Special Redemption Price per share. The Company will give notice of a special redemption to holders of the Debentures within 5 business days following the end of such a 5 consecutive trading day period and the special redemption shall take effect not less than fifteen (15) days but not more than sixty (60) days thereafter. Holders of the Debentures will be able to exercise their conversion rights until 5:00 p.m., New York City time, the day before a special redemption takes effect.

                The principal and accrued interest on the Debentures will be convertible into Common Stock at the option of the holders of the Debentures at any time prior to 5:00 P.M., New York City time, on the Business Day immediately preceding the date of repayment of such Debentures, whether at maturity or upon redemption, at the option of each holder thereof and in the manner described below, into shares of Common Stock at a per share conversion price equal to [the greater of (a) $25.00 or (b) 135% of the average closing price of our common stock for the five consecutive trading days ending on the Expiration Date] (the "Conversion Price"), subject to adjustment as described in below. Upon surrender of a Debenture for conversion, the Trustee, as conversion agent, will convert such Debentures to Common Stock on behalf of such holder. The delivery to the holders of the Debentures of the fixed number of shares of Common Stock into which the Debentures are convertible (together with the cash payment if any, in lieu of fractional shares) will be deemed to satisfy the Company's obligation to pay the principal amount of the Debentures so converted, and the accrued and unpaid interest thereon attributable to the period from the last date to which interest has been paid or duly provided for; provided, however, that if any Debenture is converted after a record date for payment of interest, the interest payable on the related interest payment date with respect to such Debenture shall be paid to the holder of such Debentures on the record date despite such conversion; provided, further that if any Debentures are delivered for conversion during an Extension Period, the Company shall be required to pay to such holders all accrued and unpaid interest, if any, relating to such Debentures through the date of conversion which amount shall be distributed to the holders of the Debentures.

                Common Stock issued upon conversion of Debentures will be validly issued, fully paid and nonassessable. No fractional shares of Common Stock will be issued as a result of conversion, but in lieu thereof such fractional interest will be paid by the Company in cash based on the Conversion Price.

                The Conversion Price will be subject to adjustment upon the happening of certain events, including: (1) the issuance of shares of Common Stock as a dividend or a distribution with respect to Common Stock, (2) subdivisions, combinations and reclassification of Common Stock, (3) the issuance to all holders of Common Stock of rights or warrants entitling them to subscribe for shares of Common Stock at less than the then Current Market Price of the Common Stock, (4) the distribution to holders of Common Stock of evidences of indebtedness of the Company, securities or capital stock, cash or assets (including securities, but excluding those rights, warrants, dividends and distributions referred to above and dividends and distributions paid exclusively in cash).

                The Company from time to time may reduce the Conversion Price of the Debentures by any amount selected by it for any period of at least 20 days, in which case the Company will give at least 15 days' notice of such reduction. The Company may, at its option, make such reductions in the Conversion Price, in addition to those set forth above, as its Board of Directors deems advisable to avoid or diminish any income tax to holders of Common Stock resulting from any dividend or distribution of stock (or rights to acquire stock) or from any event treated as such for income tax purposes.

                No adjustment of the Conversion Price will be made upon the issuance of any shares of Common Stock pursuant to any present or future plan providing for the reinvestment of dividends or interest payable on securities of the Company and the investment of additional optional amounts in shares of Common Stock under any such plan. No adjustment in the Conversion Price will be required unless adjustment would require a change of at least 1% in the price then in effect; provided, however, that any adjustment that would not be required to be made shall be carried forward and taken into account in any subsequent adjustment. If any event would required adjustment of the Conversion Price pursuant to more than one of the provisions described above, only one adjustment shall be made and such adjustment shall be the amount of adjustment that has the highest absolute value to the holder of the Debentures.

                (a)  Notwithstanding the foregoing, in the event that the Company shall be a party to any transaction, including, without limitation, and with certain exceptions,

(i) a recapitalization or reclassification of the common stock of the Company,

(ii) a recapitalization or reclassification of the common stock of the Company,consolidation of the Company with, or merger of the Company into, any other Person, or any merger of another Person into the Company,

(iii) any sale, transfer or lease of all or substantially all of the assets of Company or

(iv) any compulsory share exchange pursuant to which the common stock of the Company is converted into the right to receive other securities, cash or other property (each of the foregoing being referred to as a "Transaction")

                then the holders of Debentures then outstanding shall have the right to convert the Debentures into the kind and amount of securities, cash or other property receivable upon the consummation of such Transaction by a holder of the number of shares of common stock issuable upon conversion of such Debentures immediately prior to such Transaction.

                In the event of prepayment of this Debenture in part only, a new Debenture or Debentures of this series for the unrepaid portion hereof will be issued in the name of the Holder hereof upon the cancellation hereof.

                The Company will not, (i) declare or pay any dividends or distributions on, or redeem, purchase, acquire, or make a liquidation payment with respect to, any of the Company's capital stock (which includes common and preferred stock), (ii) make any payment of principal, interest or premium, if any, on or repay or repurchase or redeem any debt securities of the Company that rank pari passu with or junior in right of payment to the Debentures or (iii) make any guarantee payments with respect to any guarantee by the Company of the debt securities of any subsidiary of the Company if such guarantee ranks pari passu or junior in right of payment to the Debentures (other than (a) dividends or distributions in shares of, or options, warrants or rights to subscribe for or purchase shares of, common stock of the Company, (b) any declaration of a dividend in connection with the implementation of a stockholder's rights plan, or the issuance of stock under any such plan in the future, or the redemption or repurchase of any such rights pursuant thereto, (c) the purchase of fractional shares resulting from a reclassification of the Company's capital stock, (d) the exchange or conversion of one class or series of the Company's capital stock for another class or series of the Company's capital stock, (e) the purchase of fractional interests in shares of the Company's capital stock pursuant to the conversion or exchange provisions of such capital stock or the security being converted or exchanged and (f) purchases of common stock related to the issuance of common stock or rights under any of the Company's benefit plans for its directors, officers or employees or any of the Company's dividend reinvestment plans) if at such time (1) there shall have occurred any event of which the Company has actual knowledge that (a) is, or with the giving of notice or the lapse of time, or both, would be, an Event of Default and (b) in respect of any nonpayment default, which the Company shall not have taken reasonable steps to cure, and in respect of any payment default, which has not been cured or (2) the Company shall have given notice of its election of an Extension Period (as hereinafter defined), or any extension thereof, as provided in the Indenture and shall not have rescinded such notice, and such Extension Period (as hereinafter defined), or any extension thereof, shall have commenced.

                In case an Event of Default, as defined in the Indenture, shall have occurred and be continuing, the principal of all of the Debentures may be declared, and upon such declaration shall become, due and payable, in the manner, with the effect and subject to the conditions provided in the Indenture.

                The Indenture contains provisions permitting the Company and the Trustee, with the consent of the Holders of not less than a majority in aggregate principal amount of the Debentures at the time outstanding, to execute supplemental indentures for the purpose of adding any provisions to or changing in any manner or eliminating any of the provisions of the Indenture or of any supplemental indenture or of modifying in any manner the rights of the Holders of the Debentures; provided, however, that no such supplemental indenture shall without the consent of the holders of each outstanding Debenture so affected, (i) change the fixed maturity of any Debentures of any series, or reduce the principal amount thereof, or reduce the rate or extend the time of payment of interest thereon, or reduce any amount payable upon the redemption or prepayment thereof, or change any date on which the Debenture may be prepaid or (ii) reduce the aforesaid percentage of Debentures, the holders of which are required to consent to any such supplemental indenture, without the consent of the Holders of each Debenture then outstanding and affected thereby.

                The Indenture also contains provisions permitting the holders of a majority in aggregate principal amount of the Debentures affected thereby, on behalf of all of the Holders of the Debentures of such series, to waive any past default in the performance of any of the covenants contained in the Indenture, or established pursuant to the Indenture with respect to such series, and its consequences, except a default (a) in the payment of the principal of or premium, if any, on or interest on any of the Debentures of such series or, (b) in respect of covenants or provisions of the Indenture which cannot be modified or amended without the consent of the holder of each Debenture affected. Any such consent or waiver by the registered Holder of this Debenture (unless revoked as provided in the Indenture) shall be conclusive and binding upon such Holder and upon all future holders and owners of this Debenture and of any Debenture issued in exchange herefor or in place hereof (whether by registration of transfer or otherwise), irrespective of whether or not any notation of such consent or waiver is made upon this Debenture.

                No reference herein to the Indenture and no provision of this Debenture or of the Indenture shall alter or impair the obligation of the Company, which is absolute and unconditional, to pay the principal of and premium, if any, and interest on this Debenture at the time and place and at the rate and in the money herein prescribed.

                So long as no Event of Default under the Indenture has occurred and is continuing, the Company shall have the right, at any time and from time to time during the term of the Debentures, to defer the payment of interest by extending the interest payment period of such Debentures for a period not exceeding 60 consecutive monthly periods (an "Extended Interest Payment Period"), at the end of which period the Company shall pay all interest then accrued and unpaid on the Debentures (together with interest thereon at the annual rate of 9.25%, compounded monthly, to the extent that payment of such interest is permitted under applicable law); provided that no Extension Period may extend beyond the Maturity Date of the Debentures. Before the termination of any such Extension Period, the Company may further extend such Extension Period, provided that such Extension Period together with all such further extensions thereof shall not exceed 60 consecutive monthly periods or extend beyond the Maturity Date of the Debentures. Payment of all accrued and unpaid interest shall be payable to the Holder of the Debenture in whose name such Debenture is registered in the Security Register on the record date with respect to the first Interest Payment Date after the end of the Extension Period. Upon the termination of any Extension Period and the payment of all accrued and unpaid interest and any additional amounts then due, the Company may commence a new Extension Period, subject to the requirements contained in this paragraph.

                As provided in the Indenture and subject to certain limitations therein set forth, this Debenture is transferable by the registered Holder hereof on the Security Register of the Company, upon surrender of this Debenture for registration of transfer at the office or agency of the Trustee in the City and State of New York accompanied by a written instrument or instruments of transfer in form satisfactory to the Company and the Trustee or the Authenticating Agent duly executed by the registered Holder hereof or his attorney duly authorized in writing, and thereupon one or more new Debentures of authorized denominations and for the same aggregate principal amount and series will be issued to the designated transferee or transferees. No service charge will be made for any such transfer, but the Company may require payment of a sum sufficient to cover any tax or other governmental charge payable in relation thereto.

                All terms used in this Debenture that are defined in the Indenture shall have the meanings assigned to them in the Indenture.

                THE INTERNAL LAWS OF THE STATE OF NEW YORK SHALL GOVERN THE INDENTURE AND THE DEBENTURES WITHOUT REGARD TO CONFLICT OF LAW PROVISIONS THEREOF.

ARTICLE VIII

ORIGINAL ISSUE OF DEBENTURES

           SECTION 8.1 Original Issue of Debentures.

                The Debentures in the aggregate principal amount of $31,467,850 may, upon execution of this First Supplemental Indenture, be executed by the Company and delivered to the Trustee for authentication, and the Trustee shall thereupon authenticate and deliver said Debentures to or upon the written order of the Company, signed by its Chief Executive Officer, its President, or any Vice President, its Treasurer, any Assistant Treasurer, its Controller or any Assistant Controller, its Secretary or any Assistant Secretary without any further action by the Company.

ARTICLE IX

MISCELLANEOUS

           SECTION 9.1 Ratification of Indenture.

The Indenture, as supplemented by this First Supplemental Indenture, is in all respects ratified and confirmed, and this First Supplemental Indenture shall be deemed part of the Indenture in the manner and to the extent herein and therein provided.

           SECTION 9.2 Trustee Not Responsible for Recitals.

                     The recitals herein contained are made by the Company and not by the Trustee, and the Trustee assumes no responsibility for the correctness thereof. The Trustee makes no representation as to the validity or sufficiency of this First Supplemental Indenture.

           SECTION 9.3 Governing Law.

                This First Supplemental Indenture and each Debenture shall be deemed to be a contract made under the internal laws of the State of New York, and for all purposes shall be construed in accordance with the laws of said State.

           SECTION 9.4 Severability.

                In case any one or more of the provisions contained in this First Supplemental Indenture or in the Debentures shall for any reason be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provisions of this First Supplemental Indenture or of the Debentures, but this First Supplemental Indenture and the Debentures shall be construed as if such invalid or illegal or unenforceable provision had never been contained herein or therein.

           SECTION 9.5 Counterparts.

                This First Supplemental Indenture may be executed in any number of counterparts each of which shall be an original; but such counterparts shall together constitute but one and the same instrument.

                IN WITNESS WHEREOF, the parties hereto have caused this First Supplemental Indenture to be duly executed by their authorized respective officers as of the day and year first above written.

INTERPOOL, INC. By: Name: Title: THE BANK OF NEW YORK, as Trustee By: Name: Title: